EXHIBIT 10.36

AIRCRAFT TIME SHARING AGREEMENT

THIS AIRCRAFT TIME SHARING AGREEMENT (the “Agreement”), is made and entered into this 6th day of February, 2019, by and between INTERCONTINENTAL EXCHANGE HOLDINGS, INC., a Delaware corporation (the “Operator” or the “Company”), and David S. Goone (the “Passenger”).

RECITALS

WHEREAS, Operator is the beneficial owner, operator or lessor of the aircraft (individually and/or collectively, as the case may be, the “Aircraft”) listed on Schedule A hereto, which may be updated from time to time to reflect changes to the available Aircraft, for business use by employees and non-employee directors of the Company in accordance with 14 C.F.R. Part 91of the Federal Aviation Regulations (as found at 14 C.F.R. Parts 1-199 generally, the “FAR”) and the Company’s internal policies regarding the use of corporate aircraft (the “Aircraft Policy”);

WHEREAS, Operator has the right and lawful authority to enter into time sharing agreements, as provided in §91.501 of the FAR, to provide its senior executives with personal travel consistent with the Company’s Aircraft Policy;

WHEREAS, Operator has agreed to make the Aircraft, with flight crew, when the Aircraft and flight crew are not otherwise needed for business purposes, available to Passenger for Passenger’s personal travel in accordance with the Aircraft Policy on a non-exclusive time-sharing basis in accordance with §91.501 of the FAR; and

WHEREAS, Passenger agrees to reimburse the Operator for all personal use of the Aircraft as permitted under the FAR and as pursuant to the terms of this Agreement, which sets forth the understanding of the parties.

NOW THEREFORE, Operator and Passenger declaring their intention to enter into and be bound by this Agreement, and for the good and valuable consideration set forth below, hereby covenant and agree as follows:

1.Provision of Aircraft and Crew. Subject to Aircraft availability, Operator (or its designee or affiliate) agrees to provide to Passenger the Aircraft and flight crew on a time sharing basis in accordance with the provisions of FAR Part 91, including §§ 91.501(b)(6), 91.501(c)(1) and 91.501(d) of the FAR. Operator shall provide, at its sole expense, qualified flight crew for all flight operations under this Agreement. If Operator is no longer the operator of any of the Aircraft, Schedule A shall be deemed amended to delete any reference to such Aircraft and this Agreement shall be terminated as to such Aircraft but shall remain in full force and effect with respect to each of the other Aircraft identified thereon, if any. No such termination shall affect any of the rights and obligations of the parties accrued or incurred prior to such termination. If Operator becomes the operator of any aircraft not listed on Schedule A hereto, Schedule A shall be modified to include such aircraft as an Aircraft covered by this Agreement, and thereafter this Agreement shall remain

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in full force and effect with respect to such Aircraft and each of the other Aircraft identified thereon, if any.

2.Term. The term of this Agreement (the “Term”) shall commence on the date hereof and shall continue until terminated by either party on written notice to the other party, such termination to become effective 30 days from the date of the notice; provided, however, that this Agreement shall terminate automatically on the date that the Passenger’s employment with the Company ceases, and provided further that this Agreement may be terminated by Operator on such shorter notice as may be required for Operator to comply with applicable law, regulations, the requirements of any financial institution with a security or other interest in the Aircraft, insurance requirements, or in the event the insurance required hereunder is not in full force and effect. Notwithstanding the foregoing, any provisions directly or indirectly related to Passenger’s payment obligations for flights completed prior to the date of termination and the limitation of liability provisions in Section 10 shall survive the termination of this Agreement.

3.Reimbursement of Expenses. In accordance with and pursuant to the terms of Company’s Corporate Aircraft Policy, for each Trip or Round Trip (as such terms are defined below) conducted under this Agreement, Passenger shall pay Operator an amount (as determined by Operator) equal to the actual expenses of operating such Trip as such amount may be computed under the disclosure rules of the Securities Exchange Act of 1934, as amended (to include non-occupied legs, or “dead-head” flights, needed by Operator to position the aircraft for business use); provided, however, that the amounts reimbursed under this Section 3 shall not in any event exceed the sum of the following expenses as permitted pursuant to FAR § 91.501(d):

a.	Fuel, oil, lubricants, and other additives;

b.	Travel expenses of the crew, including food, lodging, and ground transportation;

c.	Hangar and tie-down costs away from the Aircraft’s base of operation;

d.	Insurance obtained for the specific flight as per Section 8(b);

e.	Landing fees, airport taxes, and similar assessments;

f.	Customs, foreign permit, and similar fees directly related to the flight;

g.	In-flight food and beverages;

h.	Passenger ground transportation;

i.	Flight planning and weather contract services; and

j.	An additional charge equal to one hundred percent (100%) of the expenses listed in subsection (a) above.

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The term “Trip” shall mean a flight from a departure point to a single destination. A “Round Trip” shall mean a flight from a departure point to one destination and back to the same departure point. In the event that Passenger travels from a departure point to multiple destinations, Operator will provide a separate invoice or such other documentation as reasonably agreed upon by Operator and Passenger for each Trip. All costs of repositioning an aircraft to accommodate a Trip shall be included on the invoice related to such Trip.

4.Invoicing and Payment. All payments to be made to Operator by Passenger hereunder shall be paid in the manner set forth in this Section 4. Operator will pay, or cause to be paid, all expenses related to the operation of the Aircraft hereunder in the ordinary course. Within 30 days of the end of each Trip or Round Trip, Operator shall provide or cause to be provided to Passenger an invoice showing all personal use of the Aircraft by Passenger pursuant to this Agreement during that Trip or Round Trip and a complete accounting detailing all amounts that are payable by Passenger pursuant to Section 3 for that Trip or Round Trip (plus applicable domestic or international air transportation excise taxes, and any other fees, taxes or charges assessed on passengers by and remitted to a government agency or airport authority). Passenger shall pay all amounts due under the invoice in a manner reasonably acceptable to Operator not later than 30 days after receipt thereof. In the event Operator has not received all supplier invoices for reimbursable charges relating to such Trip or Round Trip prior to such invoicing, Operator shall issue a supplemental invoice(s) for such charge(s) to Passenger, and Passenger shall pay each supplemental invoice within 30 days after receipt thereof.

5.Flight Requests. Passenger shall provide the Operator’s aviation department or designated point of contact with Trip requests for Passenger’s personal travel to be undertaken pursuant to this Agreement and proposed flight schedules as far in advance of Passenger’s desired departure as possible, and at least 24 hours prior to Passenger’s planned departure or as may be required by law. The advance notice requirement in this Section 5 may be waived by Operator in its discretion. All flight requests for travel under this Agreement shall be in accordance with all reasonable policies established by Operator. Flight requests shall be made by Passenger in a form that is acceptable to Operator. Operator shall have sole and exclusive authority over the scheduling of the Aircraft. Operator shall not be liable to Passenger or any other person for loss, injury, or damage occasioned by the delay or failure to furnish the Aircraft and crew pursuant to this Agreement for any reason. In addition to requested schedules and departure times, Passenger shall provide at least the following information for each proposed flight reasonably in advance of the desired departure time as required by Operator or its flight crew:

a.	Departure point;

b.	Destination;

c.	Date and time of flight;

d.	Number and identity of anticipated passengers;

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e.	Date and time of return flight, if any; and

f.	Any other information concerning the proposed flight that may be pertinent to or required by Operator, its flight crew, or governmental entities.

6.Operational Authority and Control.

a.
Operator (or its designee or affiliate) shall be responsible for the physical and technical operation of the Aircraft and the safe performance of all flights under this Agreement, and shall retain full authority and control, including exclusive operational control and exclusive possession, command and control of the Aircraft for all flights under this Agreement.

b.
Operator (or its designee or affiliate) shall furnish a fully qualified flight crew with appropriate credentials to conduct each flight undertaken under this Agreement and included on the insurance policies that Operator is required to maintain hereunder. In accordance with applicable FAR, the qualified flight crew provided by Operator will exercise all required and/or appropriate duties and responsibilities in regard to the safety of each flight conducted hereunder. The pilot-in-command shall have absolute discretion in all matters concerning the preparation of the Aircraft for flight and the flight itself, the load carried and its distribution, the decision whether or not a flight shall be undertaken, the route to be flown, the place where landings shall be made, and all other matters relating to operation of the Aircraft. Passenger specifically agrees that the flight crew shall have final and complete authority to delay or cancel any flight for any reason or condition that in the sole judgment of the pilot-in-command could compromise the safety of the flight, and to take any other action that in the sole judgment of the pilot-in-command is necessitated by considerations of safety. No such action of the pilot-in-command shall create or support any liability to Passenger or any other person for loss, injury, damage or delay. Operator’s operation of the Aircraft hereunder shall be strictly within the guidelines and policies established by Operator and FAR Part 91.

c.
Subject to Aircraft and crew availability, Operator shall use its good faith efforts, consistent with its approved policies, to accommodate Passenger’s needs and avoid conflicts in scheduling. Although every good faith effort shall be made to avoid its occurrence, any flights scheduled under this Agreement are subject to cancellation by either party without incurring liability to the other party. In the event of a cancellation, the canceling party shall provide the maximum notice reasonably practicable.

d.
In the absence of another flight scheduled on the aircraft by Passenger or another scheduled business trip, the Aircraft may remain at the destination until its next required use. If the next use of the Aircraft is a business use,

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Operator shall not charge the Passenger for expenses associated with hangar and tie-down costs away from the Aircraft’s base of operation; if, however, the next use of the Aircraft is by Passenger, Operator shall have the option of returning the Aircraft to its base of operations or permitting it to remain at the destination. In either event, Passenger shall pay for the associated costs.

7.Aircraft Maintenance. Operator (or its designee or affiliate) shall, at its own expense, cause the Aircraft to be inspected, maintained, serviced, repaired, overhauled, and tested in accordance with FAR Part 91 so that the Aircraft will remain in good operating condition and in a condition consistent with its airworthiness certification and shall take such requirements into account in scheduling the Aircraft hereunder, including but not limited compliance with applicable airworthiness directives and service bulletins. Performance of maintenance, preventive maintenance or inspection shall not be delayed or postponed for the purpose of scheduling the Aircraft unless such maintenance or inspection can safely be conducted at a later time in compliance with applicable laws, regulations and requirements, and such delay or postponement is consistent with the sound discretion of the pilot-in-command. In the event that any non-standard maintenance is required during the term and will interfere with Passenger’s requested or scheduled flights, Operator, or Operator’s pilot-in-command, shall notify Passenger of the maintenance required, the effect on the ability to comply with Passenger’s requested or scheduled flights and the manner in which the parties will proceed with the performance of such maintenance and conduct of such flight(s). In no event shall Operator be liable to Passenger or any other person for loss, injury or damage occasioned by the delay or failure to furnish the Aircraft under this Agreement, whether or not maintenance-related.

8.Insurance.

a.
Operator, at its expense, will maintain or cause to be maintained in full force and effect throughout the Term of this Agreement an aviation liability and hull insurance policy including: aviation liability insurance against bodily injury and property damage claims arising out of the use of the Aircraft in an amount not less than $100 Million for each occurrence; and hull insurance for the Aircraft in amounts determined by Operator at its sole discretion. The aviation liability coverage shall include Passenger as an insured, and include a severability of interest provision providing that the insurance shall apply separately to each insured against whom a claim is made, except as respects the limits of liability. The aviation liability and hull insurance coverage shall include provisions whereby the insurer(s) waive all rights of subrogation they may have or acquire against Passenger and shall permit the use of the Aircraft by Operator for compensation or hire as provided in §91.501 of the FAR.

b.
Operator shall use reasonable commercial efforts to provide such additional insurance for specific flights under this Agreement as Passenger may reasonably request. Passenger acknowledges that any trips scheduled to areas

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not currently covered by existing policies may require Operator to purchase additional insurance to comply with applicable regulations, and Operator shall be required to maintain or cause to be maintained such additional insurance. The cost of all flight-specific insurance shall be borne by Passenger as provided in Section 3(d) above.

9.Use of Aircraft. Passenger warrants that:

a.	Passenger has all necessary powers to enter into the transactions contemplated in this Agreement and has taken actions required to authorize and approve this Agreement;

b.
Passenger will use the Aircraft under this Agreement for and only for its own account, including the carriage of its guests, and will not use the Aircraft for the purpose of providing transportation of passengers or cargo for compensation or hire or for common carriage;

c.
Passenger will not permit any lien, security interest or other charge or encumbrance to attach against the Aircraft as a result of his actions or inactions, and shall not attempt to convey, mortgage, assign, lease or in any way alienate the Aircraft or Operator’s rights hereunder or create any kind of lien or security interest involving the Aircraft or do anything or take any action that might mature into such a lien;

d.
During the Term of this Agreement, Passenger will abide by and conform to all such laws, governmental and airport orders, rules, and regulations as shall from time to time be in effect relating in any way to the operation or use of the Aircraft by a lessee under a time sharing arrangement and all applicable policies of Operator; and

e.
Passenger acknowledges that its discretion in determining the origin and destination of flights under this Agreement shall be subject to the following: such origin and destination, and the routes to reach such origin and destination, are not within or over (i) an area of hostilities, (ii) an area excluded from coverage under the insurance policies maintained by Operator with respect to the Aircraft, or (iii) a country or jurisdiction for which exports or transactions are subject to specific restrictions under any United States export or other law or United Nations Security Council Directive, including without limitation, the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et seq., the International Emergency Economic Powers Act, 50 U.S.C. App. Section 1700 et seq., and the Export Administration Act, 50 U.S.C. App. Sections 2401 et seq.

10.Limitation of Liability. NEITHER OPERATOR (NOR ITS AFFILIATES) MAKES, HAS MADE OR SHALL BE DEEMED TO MAKE OR HAVE MADE ANY

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WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, WITH RESPECT TO ANY AIRCRAFT TO BE USED HEREUNDER OR ANY ENGINE OR COMPONENT THEREOF INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO DESIGN, COMPLIANCE WITH SPECIFICATIONS, QUALITY OF MATERIALS OR WORKMANSHIP, MERCHANTABILITY, FITNESS FOR ANY PURPOSE, USE OR OPERATION, AIRWORTHINESS, SAFETY, PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENT OR TITLE. IN NO EVENT SHALL OPERATOR OR ITS AFFILIATES BE LIABLE FOR OR HAVE ANY DUTY FOR INDEMNIFICATION OR CONTRIBUTION TO PASSENGER OR ITS EMPLOYEES, AGENTS OR GUESTS FOR ANY CLAIMED INDIRECT, SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, REGARDLESS OF WHETHER IT KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGE, LOSS OR EXPENSE. The provisions of this Section 10 shall survive the termination or expiration of this Agreement.

11.Base of Operations. For purposes of this Agreement, the base of operation of the Aircraft is Atlanta, Georgia, provided that such base may be changed at Operator’s sole discretion upon notice from Operator to Passenger.

12.Notices and Communications. All notices and other communications under this Agreement shall be in writing (except as permitted in Section 5) and shall be given (and shall be deemed to have been duly given upon receipt or refusal to accept receipt) by personal delivery, by facsimile or electronic mail (with a simultaneous confirmation copy sent by first class mail properly addressed and postage prepaid), or by a reputable overnight courier service, addressed as follows:

If to Operator:	Intercontinental Exchange Holdings, Inc.
5660 New Northside Drive
Atlanta, GA 30328
Attn: Legal Department
Facsimile: 770-937-0020
E-mail: Andrew.Surdykowski@theice.com

If to Passenger:	David S. Goone
353 North Clark Street, Suite 3100
Chicago, IL 60654
Facsimile: 770-937-0020
E-mail: David.Goone@theice.com

or, to such other person or address as either party may from time to time designate in writing to the other party.

13.Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to its subject matter, and there are no representations, warranties, rights,

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obligations, liabilities, conditions, covenants, or agreements relating to such subject matter that are not expressly set forth herein. There are no third-party beneficiaries of this Agreement.

14.Further Acts. Operator and Passenger shall from time to time perform such other and further acts and execute such other and further instruments as may be required by law or may be reasonably necessary (i) to carry out the intent and purpose of this Agreement, and (ii) to establish, maintain and protect the respective rights and remedies of the other party.

15.Successors and Assigns. Passenger shall not have the right to assign, transfer or pledge this Agreement. This Agreement shall be binding on the parties hereto and their respective heirs, executors, administrators, successors and assigns, and shall inure to the benefit of the parties hereto, and, except as otherwise provided herein, their respective heirs, executors, administrators, other legal representatives, successors and permitted assigns.

16.Taxes. Passenger shall be responsible for paying, and Operator shall be responsible for collecting from Passenger and paying over to the appropriate authorities, all applicable Federal excise taxes imposed under IRC §4261 and all sales, use and other excise taxes imposed by any authority in connection with the use of the Aircraft by Passenger hereunder.

17.Governing Law and Consent to Jurisdiction. This Agreement shall be governed by the laws of the State of Georgia, without regard to its choice of law principles. The parties hereby consent and agree to submit to the exclusive jurisdiction and venue of any state or federal court in Georgia in any proceedings hereunder, and each hereby waives any objection to any such proceedings based on improper venue or forum non-conveniens or similar principles. The parties hereto hereby further consent and agree to the exercise of such personal jurisdiction over them by such courts with respect to any such proceedings, waive any objection to the assertion or exercise of such jurisdiction and consent to process being served in any such proceedings in the manner provided for the giving of notices hereunder.

18.Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions shall not be affected or impaired.

19.Amendment or Modification. This Agreement may be amended, modified or terminated only in writing duly executed by the parties hereto.

20.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement, binding on all the parties notwithstanding that all the parties are not signatories to the same counterpart. Each party may transmit its signature by facsimile, and any faxed counterpart of this Agreement shall have the same force and effect as a manually-executed original.

[signatures and truth-in-leasing notice follows]

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21.Truth-in-Leasing Compliance. Operator, on behalf of Passenger, shall (i) deliver a copy of this Agreement to the Federal Aviation Administration, Aircraft Registration Branch, Attn: Technical Section, P.O. Box 25724, Oklahoma City, Oklahoma 73125 within 24 hours of its execution, (ii) notify the appropriate Flight Standards District Office at least 48 hours prior to the first flight under this Agreement of the registration number of the Aircraft, and the location of the airport of departure and departure time for such flight, and (iii) carry a copy of this Agreement onboard the Aircraft at all times when the Aircraft is being operated under this Agreement.

22.TRUTH-IN-LEASING STATEMENT PURSUANT TO SECTION 91.23 OF THE FEDERAL AVIATION REGULATIONS.

OPERATOR HAS REVIEWED THE AIRCRAFT’S MAINTENANCE RECORDS AND OPERATING LOGS AND HAS FOUND THAT, DURING THE TWELVE (12) MONTHS PRECEDING THE DATE OF THIS AGREEMENT, THE AIRCRAFT HAS BEEN MAINTAINED AND INSPECTED UNDER PART 91 OF THE FAR, AND OPERATOR AND PASSENGER FURTHER CERTIFY THAT OPERATOR WILL MAINTAIN, INSPECT AND OPERATE THE AIRCRAFT UNDER FAR PART 91 FOR ALL OPERATIONS TO BE CONDUCTED UNDER AGREEMENT. OPERATOR, WHO IS:

NAME (For Operator):	Intercontinental Exchange Holdings, Inc.
ADDRESS:	5660 New Northside Drive
Atlanta, GA 30328

FURTHER CERTIFIES THAT OPERATOR AND NOT PASSENGER IS RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT UNDER THIS AGREEMENT, AND THAT OPERATOR UNDERSTANDS OPERATOR’S RESPONSIBILITIES FOR COMPLIANCE WITH THE APPLICABLE FAR. THE PARTIES UNDERSTAND THAT AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND THE PERTINENT FAR CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written. The persons signing below warrant their authority to sign.

	Intercontinental Exchange Holdings, Inc.	David S. Goone

By:	/s/ Andrew J. Surdykowski	/s/ David S. Goone
Name:	Andrew J. Surdykowski	Individually
Title:	General Counsel

A legible copy of this Agreement shall be kept in the Aircraft for all operations conducted hereunder.

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